Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD FIRST QUARTER
2013 SALES AND EARNINGS

Bluffton, Indiana - April 30, 2013 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported first quarter 2013 adjusted diluted earnings per share (EPS) of $0.33, a 10 percent increase over the adjusted EPS of $0.30 during the first quarter 2012. The first quarter 2012 adjusted EPS excludes a gain of $0.19 per share related to the Pioneer Pump Inc. acquisition. GAAP EPS during the first quarter 2013 were $0.32 versus $0.48 per share in the first quarter of 2012 (see table below for a reconciliation of GAAP EPS to the adjusted EPS). The Company completed a 2-for-1 stock split on March 18, 2013 and all EPS amounts are presented on a post-split basis.

First quarter 2013 sales were $222.5 million, an increase of 10 percent compared to 2012 first quarter sales of $201.9 million. The company's organic sales growth was 6 percent excluding acquisitions and the impact of foreign currency translation.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We are pleased to report a very strong start to the year for Franklin Electric. In the first quarter, the Company's revenue and adjusted earnings per share both increased by 10 percent and our gross profit and adjusted operating income margins continued to improve, both increasing by 40 basis points.

“Our Fueling Systems business was the star performer for the quarter. Fueling Systems revenues increased by 25 percent compared to the first quarter prior year. Filling station owners in the developing world continue to convert to Franklin's pressure pumping system for transferring gasoline from underground tanks to the dispensers.

“Water Systems sales increased 7 percent versus the first quarter prior year. We achieved solid sales growth for our groundwater pumping systems in the U.S. and Canada as well as in key Southern hemisphere markets.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the First Quarter
(in millions)	2013	2012	Change

Net Income attributable to FE Co., Inc. Reported	$15.5	$23.0	(33)%
Allocated Undistributed Earnings	$(0.2)	$—
Adjusted Earnings for EPS Calculations	$15.3	$23.0	(33)%

Non-GAAP adjustments (before tax):
Restructuring	$0.7	$(0.1)
Legal matters	$0.4	$—
Acquisition related items	$—	$0.4
Gain on Pioneer Investment	$—	$(12.2)

Non-GAAP adjustments, net of tax:
Restructuring	$0.4	$(0.1)
Legal matters	$0.2	$—
Acquisition related items	$—	$0.3
Gain on Pioneer Investment	$—	$(8.9)

Earnings after Non-GAAP Adjustments	$15.9	$14.3	11%

Earnings Per Share	For the First Quarter
Before and After Non-GAAP Adjustments	2013	2012	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	48.0	47.8	—%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.32	$0.48	(33)%

Restructuring Per Share, net of tax	$0.01	$—
Legal matters Per Share, net of tax	$—	$—
Acquisition related items Per Share, net of tax	$—	$0.01
Gain on Pioneer Investment Per Share, net of tax	$—	$(0.19)

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.33	$0.30	10%

Net Sales	For the First Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2012	$165.0	$36.9	$201.9

Acquisitions	$9.9	$2.9	$12.8
Foreign Exchange	$(4.5)	$(0.1)	$(4.6)
Volume/Price Change	$6.0	$6.4	$12.4
Sales for 2013	$176.4	$46.1	$222.5

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the First Quarter 2013
	Water	Fueling	Other	Consolidated
Reported Operating Income	$28.7	$6.2	$(11.7)	$23.2
% Operating Income To Net Sales	16.3%	13.4%		10.4%

Non-GAAP Adjustments:
Restructuring	$0.5	$0.2	$—	$0.7
Legal matters	$—	$0.4	$—	$0.4
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$29.2	$6.8	$(11.7)	$24.3
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	16.6%	14.8%		10.9%

	For the First Quarter 2012
	Water	Fueling	Other	Consolidated
Reported Operating Income	$26.8	$5.6	$(11.4)	$21.0
% Operating Income To Net Sales	16.2%	15.2%		10.4%

Non-GAAP Adjustments:
Restructuring	$(0.1)	$—	$—	$(0.1)
Legal matters	$—	$—	$—	$—
Acquisition related items	$0.4	$—	$—	$0.4
Operating Income after Non-GAAP Adjustments	$27.1	$5.6	$(11.4)	$21.3
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	16.4%	15.2%		10.5%

Water Systems

Water Systems revenues were $176.4 million in the first quarter 2013, an increase of $11.4 million or about 7 percent versus the first quarter 2012 sales of $165.0 million. Sales from businesses acquired since the first quarter of 2012 were $9.9 million or 6 percent. Water Systems sales were reduced by $4.5 million or about 3 percent in the quarter due to foreign currency translation. Water Systems sales growth, excluding acquisitions and foreign currency translation, was about 4 percent.

Water Systems sales in the U.S. and Canada represent about 38 percent of the Company's consolidated sales and grew by about 12 percent during the quarter. Excluding acquisitions and the impact of foreign currency translation, U.S. and Canada sales growth was flat compared to the first quarter 2012, as higher residential and irrigation groundwater pumping systems sales were offset by lower mobile pumping system sales in the oil and gas market.

Water Systems sales in Latin America were about 14 percent of consolidated sales for the quarter and were up about 1 percent compared to the first quarter of the prior year. Latin American sales were reduced by about 8 percent in the quarter due to foreign currency translation. Excluding acquisitions and the impact of foreign currency translation, Latin American sales were up about 9 percent compared to the first quarter 2012. The sales growth in Latin America was driven in large part by strong sales in Brazil, partially offset by lower sales in Argentina.

Water Systems sales in Europe were about 8 percent of consolidated sales and grew by about 6 percent compared to the first quarter 2012. Excluding acquisitions and the impact of foreign currency translation, European sales increased about 2 percent compared to the first quarter 2012. The Company's European management team has increased sales and improved margins in spite of the slow economy and unusually cold and wet weather conditions during this winter and early spring.

Water Systems sales in the Middle East and Africa were about 11 percent of consolidated sales and declined by about 1 percent compared to the first quarter 2012. The decline was attributable to foreign currency translation. Excluding acquisitions and the impact of foreign currency translation, sales were up about 6 percent compared to the first quarter 2012. Sales in the Gulf region and Turkey grew by about 10 percent during the first quarter on strong demand for water well equipment. Impo, the Turkish pump and motor company that the Company acquired in 2011, continues to perform well and provide additional opportunities for the Company in the region.

Water Systems sales in the Asia Pacific region were 8 percent of consolidated sales and increased by about 8 percent compared to the first quarter prior year. Excluding acquisitions and the impact of foreign currency translation, Asia Pacific sales were up about 7 percent compared to the first quarter 2012. Sales in Southeast Asia grew by 27 percent compared to the first quarter prior year, as the Company continues to benefit from the improved customer service levels attributable to a new distribution center in Singapore. Sales in Australia grew by 20 percent, aided in part by the launch of the new solar powered water well pumping system. Sales in Taiwan declined versus prior year due to the timing of distributor replenishment orders.

Water Systems operating income after non-GAAP adjustments was $29.2 million in the first quarter 2013, an increase of 8 percent versus the first quarter 2012. The first quarter operating income margin after non-GAAP adjustments was 16.6 percent, an increase of 20 basis points compared to the first quarter of 2012. This margin increase was primarily the result of lower raw material, direct labor and variable costs, partially offset by higher Research and Development and other new product introduction sales and marketing costs.

Fueling Systems

Fueling Systems sales were $46.1 million in the first quarter 2013, an increase of $9.2 million or about 25 percent versus the first quarter 2012 sales of $36.9 million. Sales from businesses acquired since the first quarter of 2012 were $2.9 million or about 8 percent. Fueling Systems sales were reduced by $0.1 million or less than 1 percent in the quarter due to foreign currency translation. Fueling Systems sales growth, excluding acquisitions and foreign currency translation, was about 17 percent.

The first quarter Fueling Systems sales growth was led by sales increases in developing regions, and specifically India, which grew by 72 percent compared to the prior year, where filling station owners are continuing to convert from suction pumping systems to the Franklin pressure pumping system in order to transfer gasoline from underground tanks to the dispensers. While about 95 percent of the 175,000 filling stations in the U.S. have already made this conversion, the Company estimates that only about 20 percent of the 300,000 stations in the developing world have converted, so the Company anticipates that sales will continue to benefit from this conversion in the developing regions for the foreseeable future. This is particularly encouraging because when a station owner converts to the Franklin pressure pumping system, it provides the opportunity for selling Franklin piping, containment and leak detection products as well because these products are specifically designed to enhance the overall performance of a pressure pumping system.

Fueling Systems operating income after non-GAAP adjustments was $6.8 million in the first quarter of 2013 compared to $5.6 million after non-GAAP adjustments in the first quarter of 2012, an increase of 21 percent. The first quarter operating income margin after non-GAAP adjustments was 14.8 percent and decreased by 40 basis points compared to the 15.2 percent of net sales in the first quarter of 2012. Operating income margin after non-GAAP adjustments declined in Fueling Systems primarily due to product sales mix during the quarter.

Overall

The Company's consolidated gross profit was $73.9 million for the first quarter of 2013, an increase of $7.6 million, or about 11 percent, from the first quarter of 2012 gross profit of $66.3 million. The gross profit as a percent of net sales was 33.2 percent in the first quarter of 2013 and 32.8 percent for the first quarter of 2012, a 40 basis point improvement. The gross profit margin increase was primarily due to lower raw material, direct labor and variable costs, partially offset by higher fixed costs.

Selling, general, and administrative (SG&A) expenses were $50.1 million in the first quarter of 2013 compared to $45.3 million from the first quarter of prior year, an increase of $4.8 million or about 10 percent. In the first quarter 2013, increases in SG&A attributable to acquisitions were $3.2 million. Additional increases in SG&A costs during the first quarter of 2013 resulted from increased costs for marketing and selling-related expenses of $1.2 million. These costs increased to support the integration of the Cerus product line, the launch of the Company's pump rental initiative, the commercialization of the Company's new artificial lift product offering and opening new product distribution centers.

Non-GAAP expenses for the first quarter 2013 were $1.1 million and included restructuring expenses of approximately $0.7 million and legal expenses of $0.4 million which combined reduced diluted earnings per share by approximately $0.01. Restructuring expenses were primarily severance expenses, as well as Flex-ing acquisition integration activities and other miscellaneous manufacturing realignment activities.

The Company ended the first quarter of 2013 with a cash balance of $74.7 million, which was $28.7 million less than at the end of 2012. The cash balance decreased primarily as a result of capital expenditures of $16.5 million, additional purchase price paid for the Impo acquisition of $5.6 million and normal seasonal working capital needs offset by the addition of new debt totaling $25.0 million related to the new Corporate Headquarters and Engineering Laboratory being constructed in Fort Wayne, Indiana.

The Company had no outstanding balance on its revolving debt agreement at the end of the first quarter of 2013 or 2012.

Commenting on the outlook for the second quarter of 2013, Mr. Trumbull said:

“We expect that during the second quarter of 2013 our Water Systems sales and operating income after non-GAAP adjustments will improve by 4 to 7 percent versus the second quarter of 2012. During the first half of last year our sales of industrial and irrigation equipment in the U.S. and Canada grew by 26 percent, aided by unusually warm and dry spring weather conditions. For guidance purposes we believe that it is prudent to project that sales growth of this equipment will not be as robust this year, and therefore we are moderating our Water Systems growth forecast for the second quarter.

“Additionally, we estimate that our Fueling Systems sales will grow by 13 to 16 percent and Fueling operating income after non-GAAP adjustments will grow by 19 to 23 percent compared to the second quarter prior year.

“Overall we believe that our consolidated sales and EPS after non-GAAP adjustments both will increase by 6 to 10 percent compared to the record second quarter of 2012.”

A conference call to review earnings and other developments in the business will commence at 5:00 pm EDT. The first quarter 2013 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=128515&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.
A replay of the conference call will be available Tuesday, April 30, 2013 at 8pm EDT through midnight EDT on Thursday, May 9, 2013, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 41364390.
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.
The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to regional or general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 29, 2012, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	March 30, 2013	March 31, 2012

Net sales	$222,524	$201,924
Cost of sales	148,583	135,652
Gross profit	73,941	66,272
Selling, general, and administrative expenses	50,065	45,347
Restructuring (income)/expense	710	(73)
Operating income	23,166	20,998
Interest expense	(2,590)	(2,588)
Other income/(expense)	447	13,534
Foreign exchange income/(expense)	(171)	(298)
Income before income taxes	20,852	31,646
Income taxes	5,237	8,485
Net income	$15,615	$23,161
Less: Net income attributable to noncontrolling interests	(159)	(115)
Net income attributable to Franklin Electric Co., Inc.	$15,456	$23,046

Income per share:
Basic	$0.32	$0.49
Diluted	$0.32	$0.48

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	March 30, 2013	December 29, 2012
ASSETS

Cash and equivalents	$74,666	$103,338
Receivables	130,884	102,918
Inventories	205,358	191,848
Other current assets	33,272	30,813
Total current assets	444,180	428,917

Property, plant, and equipment, net	180,993	171,975
Goodwill and other assets	371,284	375,487
Total assets	$996,457	$976,379

LIABILITIES AND EQUITY

Accounts payable	$63,978	$68,660
Accrued expenses	49,873	61,803
Current maturities of long-term debt and short-term borrowings	15,945	15,176
Total current liabilities	129,796	145,639

Long-term debt	174,854	150,729
Deferred income taxes	41,329	40,136
Employee benefit plans	76,144	78,967
Other long-term liabilities	39,331	38,659

Redeemable noncontrolling interest	4,578	5,263

Total equity	530,425	516,986
Total liabilities and equity	$996,457	$976,379

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended
(In thousands)	March 30, 2013	March 31, 2012

Cash flows from operating activities:
Net income	$15,615	$23,161
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,367	6,158
Share-based compensation	2,158	982
Gain on equity investment	—	(12,212)
Other adjustments to reconcile net income	(4,516)	5,032
Changes in assets and liabilities:
Receivables	(28,686)	(25,395)
Inventory	(17,038)	(18,199)
Accounts payable and accrued expenses	(8,441)	(1,637)
Other changes in assets and liabilities	2,762	(6,873)
Net cash flows from operating activities	(30,779)	(28,983)

Cash flows from investing activities:
Additions to property, plant, and equipment	(16,515)	(4,170)
Proceeds from sale of property, plant, and equipment	55	1,204
Additions to intangibles	48	—
Cash paid for acquisitions	—	(27,862)
Net cash flows from investing activities	(16,412)	(30,828)

Cash flows from financing activities:
Change in debt	25,016	2,020
Proceeds from issuance of common stock	4,128	2,613
Excess tax from share-based payment arrangements	2,063	731
Purchases of common stock	(2,504)	(30)
Dividends paid	(3,417)	(3,152)
Payment of contingent consideration liability	(5,555)	—
Net cash flows from financing activities	19,731	2,182
Effect of exchange rate changes on cash	(1,212)	3,228
Net change in cash and equivalents	(28,672)	(54,401)
Cash and equivalents at beginning of period	103,338	153,337
Cash and equivalents at end of period	$74,666	$98,936